FIRST AMENDMENT TO 2015 PERFORMANCE VESTED
RESTRICTED STOCK UNIT AGREEMENT

This FIRST AMENDMENT TO PERFORMANCE VESTED RESTRICTED STOCK UNIT AGREEMENT, dated as of [DATE], 2017 (this “Amendment”), is hereby entered into by and between Westmoreland Coal Company, a Delaware corporation (the “Company”), and [Employee Name] (the “Employee”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Performance Vested Restricted Stock Unit Agreement, by and between the Company and the Employee, dated April 1, 2015 (the “Restricted Stock Agreement”).

WHEREAS, the parties desire to amend the Restricted Stock Agreement to revise the timing of the Committee’s review of the Performance Period, adjust the date of vesting, require the Grantee to satisfy tax withholding obligations through netting of shares awarded under the Restricted Stock Agreement and clarify the calculation of total shareholder return to include companies that have gone bankrupt since the execution of the Restricted Stock Agreement;

WHEREAS, all such references to the Plan in the Restricted Stock Agreement shall mean the Westmoreland Coal Company 2014 Equity Incentive Plan; and

WHEREAS, Section 12.9 of the Restricted Stock Agreement provides that it may only be modified in a manner that could adversely affect Employee’s rights in a writing that is approved by each of the Employee and the Company.

NOW, THEREFORE, pursuant to Section 12.9 of the Restricted Stock Agreement, in consideration of the mutual promises, conditions, and covenants contained herein and in the Restricted Stock Unit Agreement, and other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

1. Section 3.2 of the Restricted Stock Agreement is amended by deleting said Section in its entirety and replacing it with a new Section 3.2 as follows:

3.2     As soon as practicable following the completion of the Performance Period, and no later than seventy five (75) days following the end of the Performance Period, the Committee will review and certify in writing (a) whether, and to what extent, the Performance Goals have been achieved, and (b) the number of RSUs that Grantee shall earn, if any, subject to compliance with the requirements of Section 5. Such certification shall be final, conclusive and binding on the Grantee, and on all other persons, to the maximum extent permitted by law.

2. Section 5.1 of the Restricted Stock Agreement is amended by deleting said Section in its entirety and replacing it with a new Section 5.1 as follows:

5.1     Except as otherwise provided herein, the RSUs are subject to forfeiture until they vest. The RSUs will vest and become nonforfeitable on the first day of April following the Performance Period, to the extent the Performance Goals are determined by the Committee to have been achieved, and provided that the Grantee remains in Continuous Service through such date. The number of RSUs that vest will be rounded up to the nearest whole number.

3. Section 11.1 of the Restricted Stock Agreement is amended by deleting said Section in its entirety and replacing it with a new Section 11.1 as follows:

11.1     The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan, the amount of any required withholding taxes in respect of the Restricted Stock Units and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. Any federal, state or local tax withholding obligation relating to the exercise or acquisition or vesting of Common Stock under an Agreement will be satisfied by the Company withholding shares of Common Stock from the shares of Common Stock otherwise issuable to the Grantee as a result of the exercise or acquisition of Common Stock under the Agreement, provided, however, that no shares of Common Stock are withheld with a value exceeding the maximum individual statutory tax rate.

4. Exhibit A of the Restricted Stock Agreement is amended to provide clarity into the companies to be included in the calculation of relative total shareholder return by deleting said exhibit in its entirety and replacing it with a new Exhibit A attached hereto.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow.]

IN WITNESS WHEREOF, the Committee, to evidence its consent to this Amendment, has caused this Amendment to be executed by a duly authorized officer of the Company, and the Employee, to evidence his consent and approval of all of the terms hereof, has duly executed this Amendment, as of the date first written above.

Westmoreland Coal Company
By:
Name:	Jennifer S. Grafton
Title:	CAO & CLO

Employee
By:
Name:

Signature Page to First Amendment to 2015
Performance Vested Restricted Stock Unit Agreement
EXHIBIT A

PERFORMANCE-BASED RSU METRICS

30%	70%
Relative Total Shareholder Return (TSR)	Relative Total Shareholder Return (TSR)
Measured against the Market Vectors Global Coal Index	Measured against the Russell 3000 Index

Performance will be based on Relative Total Shareholder Return (“TSR”) for fiscal years 2015, 2016 and 2017 (the “Performance Period”). Generally, relative TSR measures the Westmoreland Coal Company (“Company”) share price over the Performance Period relative to the share price of certain other designated companies. The Company TSR will be measured separately against (1) the companies comprising the Russell 3000 Index as of July 1, 2017 (“Russell Percentile Rank”), and (2) companies in the Market Vectors Global Coal Index with a principal place of business in the United States, Australia, or Canada as of the grant date (“MVKOL Percentile Rank”). The Russell Percentile Rank will be multiplied by 0.70. The MKVOL Percentile Rank will be multiplied by 0.30. The sum of each weighting equals the Company Weighted TSR Percentile Rank and determines performance in accordance with the following chart:

Performance Company Weighted TSR Percentile Rank Pay-out

•	Below 25th percentile – 0%

•	Threshold, 25th percentile – 50%

•	Target, 50th percentile – 100%

•	Maximum, 75th percentile and above – 150%
Pay-out is linear for performance between the 25th percentile and the 50th percentile as well as for performance between the 50th percentile and 75th percentile. All determinations of whether Performance Goals have been achieved, the number of RSUs earned by the Grantee, and all other matters related to this Award will be made by the Committee in its sole discretion. The Committee, in its sole discretion, will make such changes to the peer group identified above as may be required to appropriately and equitably reflect the elimination of an index or other similar event.

TSR is defined as the share price appreciation plus the value of reinvested dividends measured from the beginning to the end of the performance period. TSR is calculated based on the average closing stock price for the 20 trading days immediately prior to and including the beginning and end of the performance period for the Company. No trading day average is used for the index constituents. For companies traded on a foreign exchange, stock data will be converted from local currency to USD.

Index Constituent Adjustments for Companies in the MKVOL. At the commencement of the Performance Period, the Committee may determine that specific guidance be considered in connection with possible adjustments to the MKVOL companies involved in the calculation of the Company’s comparative performance with respect to the Performance Goals during the Performance Period. Any such determination will be in addition to, or will amend if it conflicts with, the following guidelines, which will be used in connection with the calculation:

i.
If a MKVOL company becomes bankrupt, the bankrupt company will remain in the MKVOL positioned at one level below the lowest performing non-bankrupt MKVOL company. In the case of multiple bankruptcies, the bankrupt companies will be positioned below the non-bankrupt companies in reverse chronological order by bankruptcy date.

ii.	If a MKVOL company is acquired by another company, the acquired company will be removed from the MKVOL for the entire Performance Period.

iii.
If a MKVOL company sells, spins-off, or disposes of a portion of its business, the selling MKVOL company will remain in the MKVOL for the Performance Period unless such disposition(s) results in the disposition of more than 50% of the company’s total assets during the Performance Period.

iv.	If a MKVOL company acquires another company, the acquiring MKVOL company will remain in the MKVOL for the Performance Period.

v.
If the price of a MKVOL company’s common stock (or its equivalent) is not available on a consistent, reliable basis due to delisting on all major stock exchanges and over-the-counter markets, such delisted MKVOL company will be removed from the MKVOL for the entire Performance Period; provided, however, that, if the company becomes bankrupt prior to the end of the Performance Period, it shall be treated as in (i) above.

vi.
If the Company’s and/or any MKVOL company’s stock splits, such company’s performance will be adjusted for the stock split so as not to give an advantage or disadvantage to such company by comparison to the other companies.